EXHIBIT 99.1

China Marine Reports Fourth Quarter and Full

Year 2011 Financial Results

$143.9 Million Revenues in 2011 Represents 17.3% Year-Over-Year Growth and Exceeded Guidance

SHISHI, China, March 27, 2012 -- China Marine Food Group Limited (NYSE Amex: CMFO) ("China Marine" or the "Company"), a manufacturer of Mingxiang® seafood-based snack foods, “Hi-Power” marine algae-based beverages and a distributor of frozen marine catch, today announced its financial results for its fourth quarter and full year ended December 31, 2011.

Fourth quarter 2011 Highlights

•	Total sales increased 21.8% year-over-year to $64.3 million
•	Marine catch sales surged 86.0% to $47.2 million in the fourth quarter

Financial Summary

Fourth quarter 2011 Results
	Q4 2011	Q4 2010	CHANGE
Net Sales	$64.3 million	$52.8 million	+21.8%
Gross Profit	$7.3 million	$12.3 million	-41.1%
Net Income	$1.1 million	$6.2 million	-81.9%
Diluted EPS*	$0.04	$0.21	-81.0%
Adjusted Net Income**	$2.3 million	$6.8 million	-66.0%
Adjusted Diluted EPS**	$0.08	$0.24	-66.7%

* EPS calculated for the period is based on 29.7 million shares on December 31, 2011 versus 29.1 million shares reported on December 31, 2010.

** Adjusted Net Income and Diluted EPS are non-GAAP calculations and do not include $0.6 million of non-cash, amortization of intangible assets related to the Company’s acquisition and $0.6 million of after-tax non-cash stock-based compensation expenses in Q4 2011. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

"We have experienced a number of extraordinary challenges this year and we are working diligently to solidify our position in the market,” exclaimed Mr. Pengfei Liu, Chairman and CEO of China Marine. “As a result of our increased marketing support and food safety advertising for Mingxiang® foods and the fact that none of our seafood sources were affected by the March 2011 radiation leak in Japan, we believe that our seafood sales will rebound once public concern subsides. Growth of our ‘Hi-Power’ beverages were also weaker than forecasted due to an incident involving tainted clouding agents for use in certain beverages in Taiwan and China in the middle of last year. Though none of our products used such agents, we were also required to make additional investments in advertising to maintain and regain consumer confidence in ‘Hi-Power’. As a result of these circumstances, it was necessary we allocate significant marketing dollars to demonstrate our commitment to food safety and the quality of our products for both our beverage and food segments, simultaneously, throughout 2011. Fortunately, our push in advertising and marketing has produced an additional benefit which is greater distributor interest and trust in our Company. As a result, we expect to selectively add new distributors in step with the recovery of the domestic beverage market in China and also increase our shipments of Mingxiang-branded foods to the many distributors we have maintained for years. Throughout 2012, we believe “Hi-Power” and Mingxiang® food sales are poised to regain the growth trajectories we have witnessed in the past.”

Fourth Quarter 2011 Results

Seafood Snack Foods

Processed and packaged seafood snack food sales decreased 40.0% to $11.2 million in the fourth quarter of 2011 from $18.7 million for the fourth quarter of 2010. The decline in sales was directly related to continued consumer concerns of seafood-related products after the Japan nuclear reactor incident in March 2011. Aggressive efforts by China Marine to communicate the safety of its products had resulted in stabilization in Mingxiang® sales in the third quarter of 2011, as evidenced by the 7.6% increase in net sales from the prior quarter. However, fourth quarter sales were then affected by the adverse weather conditions experienced in the Southern part of China which generated most of the Company’s snack food revenues. Seafood snack foods accounted for approximately 17.5% of total revenue in the fourth quarter of 2011.

China Marine sells 32 Mingxiang®-branded seafood jerky snacks to consumers at approximately 3,200 retail locations. Retail points for seafood snack foods include major supermarket chains, convenience store chains, general food stores, campus canteens and local corner shops in Fujian, Zhejiang, Guangdong, Shandong and major prefectures like Shenzhen. Management terminated relationships with underperforming distributors in Chongqing and Shanghai in the past few quarters. China Marine’s regional sales teams have been interviewing prospective new distributors which they expect to replace and add sales momentum in their respective areas.

Gross profits margins for the seafood snack foods segment were 28.3% compared to 34.5% in the same period last year due to rising raw materials and production costs and lower sales.

“Hi-Power” Beverages

Revenues from “Hi-Power” algae-based beverages were $5.9 million compared to $8.7 million in the fourth quarter of 2010, a 32.6% decline. Fourth quarter 2011 sales were negatively affected by both the clouding agent incident involving certain beverages from Taiwan and China and adverse weather conditions experienced in the Southern part of China. The Company expects sales to regain strong growth in Fujian and the newly-signed Zhejiang provinces, driven by reorders from existing customers and continued reorders from major international and national food and beverage retailers, where China Marine maintains ongoing in-store promotional and end-cap display programs.

The total number of retail end-points for “Hi-Power” was about 15,000 on December 31, 2011. “Hi-Power” beverages are sold in major international retailers such as Walmart®, China-based supermarkets like Trust-Mart, convenience stores, bars, restaurants, school canteens and local corner stores, in addition to some retail locations where Mingxiang®-branded seafood products are also sold.

Gross margin was 39.2% in the fourth quarter and consistent with Company expectations. China Marine outsources production, bottling and distribution to two bottling facilities in Fujian province to minimize its working capital and capital expenditures.

Marine Catch

Sales of marine catch increased a record 86.0% year-over-year to $47.2 million, representing 73.4% of total sales in the fourth quarter of 2011. Typically, in the second half of every year, the Company sells bulk orders of frozen marine catch to select domestic and export distributors. A majority of this catch represents similar types of squid species the Company uses in the production of its seafood snack foods and thus limits the Company’s exposure to price fluctuations. Inventory accrued during the third quarter of the year for marine catch “trade” sales are sold to customers in the fourth quarter on about 60-day payment terms. Gross margin for the segment was 3.8% in the fourth quarter of 2011 compared to 8.9% in the same period last year. Management continues to expect annual gross margin of 4%-10% for its frozen marine catch business.

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Consolidated Results

Total revenue in all segments including Mingxiang®-branded seafood snack foods, “Hi-Power” beverages and marine catch, for the quarter ended December 31, 2011 was $64.3 million, a 21.8% increase from $52.8 million in the prior year's period.

Costs of goods sold, which consist of the cost of raw materials, packaging materials, direct labor and manufacturing overhead, totaled $57.0 million for the quarter compared to $40.5 million in the fourth quarter of 2010.

Gross profit was $7.3 million compared to $12.3 million in the three months ended December 31, 2010. Consolidated gross margin was 11.3% in the fourth quarter of 2011 compared to 23.3% in the same period last year due to lower margins in its seafood snacks and “Hi-Power” beverages segments and a significantly higher contribution from marine catch, which generate relatively lower gross margins.

Selling, general and administrative (SG&A) expenses in the quarter ended December 31, 2011 totaled $4.5 million compared to $4.3 million in the prior year period. In particular, sales and marketing expenses were up approximately $0.8 million, mainly attributed to increased sales and advertising costs associated with brand investments, distributor loyalty programs for Mingxiang® and “Hi Power”, and the addition of new sales personnel for both brands. The Company also increased direct marketing expenses in the quarter to support customer demand in respective regions as it works together with the distributors in each territory. Such promotional efforts included in-store taste-testing and a focus on food safety approvals which the Company has maintained for many years in China. The Company expects to maintain a high level of advertising and marketing expenses in order to support additional trials and market expansion. In support of the Company’s “Hi-Power” product sales, China Marine also expanded its sales force from 23 to 134 throughout the year.

Operating income in the fourth quarter of 2011 was $1.4 million, with operating margin of 2.2%, compared to $7.4 million and 14.0%, respectively in the prior year period. Excluding the $0.6 million non-cash amortization expense related to the “Hi-Power” acquisition and $0.6 million after-tax non-cash stock-based compensation expense, operating income was $2.6 million.

Adjusted non-GAAP net income for the fourth quarter of 2011, excluding the non-cash amortization and after-tax stock-based compensation expenses of $1.2 million, was $2.3 million. Adjusted earnings were $0.08 per share based on 29.7 million fully diluted shares. The Company’s 15% preferential tax rate is secured through 2012.

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Twelve Month Results

Full Year 2011 Results
	FY 2011	FY 2010	CHANGE
Net Sales	$143.9 million	$122.7 million	+17.3%
Gross Profit	$31.7 million	$37.5 million	-15.3%
Net Income	$8.6 million	$21.1 million	-59.5%
Diluted EPS*	$0.29	$0.73	-60.3%
Adjusted Net Income**	$12.8 million	$23.5 million	-45.6%
Adjusted Diluted EPS**	$0.43	$0.81	-46.9%

* EPS calculated for the period is based on 29.5 million shares on December 31, 2011 versus 29.0 million shares reported on December 31, 2010.

** Adjusted Net Income and Diluted EPS in 2011 are non-GAAP calculations and do not include $2.5 million of non-cash, amortization of intangible assets related to the Company’s acquisition and $1.7 million of after-tax non-cash stock-based compensation expenses in 2011. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Net sales for the twelve months ended December 31, 2011 were $143.9 million, a 17.3% increase from the same period a year ago. Sales of seafood snacks and “Hi-Power” beverages were $59.0 million and $29.7 million, representing 41.0% and 20.6% of sales, respectively.

Gross profit declined from $37.5 million for the twelve months of 2010 to $31.7 million in the same period in 2011. Gross margins were 22.0% and 30.5% in the twelve months of 2011 and 2010, respectively.

SG&A expenses were $16.6 million in 2011 compared to $9.6 million in the twelve months of 2010. Excluding the $2.5 million non-cash amortization expense related to the “Hi-Power” acquisition and $1.7 million after-tax non-cash stock-based compensation expenses in the twelve months of 2011, operating income was $14.6 million compared to $27.7 million in the same period last year.

Reported GAAP net income was $8.6 million for the twelve months ended December 31, 2011 while diluted EPS was $0.29. Excluding the aforementioned $4.2 million of non-cash expenses, adjusted non-GAAP net income and diluted EPS were $12.8 million and $0.43, respectively.

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Financial Condition

As of December 31, 2011, the Company had $0.6 million in cash compared to $15.6 million as of December 31, 2010. By the end of February 2012, the Company collected on a number of outstanding receivables and has reported a cash balance of $37.9 million. Cash flows from operations were an outflow of $8.4 million in the twelve months of 2011 due to approximately $8.6 million of net income, offset by a seasonal increase in accounts receivable of $20.2 million, primarily due to marine catch sales made in the fourth quarter. China Marine had only $2.6 million of short-term bank loans outstanding at December 31, 2011.

Working capital was $70.2 million as of December 31, 2011, up from $64.8 million as of December 31, 2010. The current ratio was 9.0 to 1 on December 31, 2011 compared to 7.9 to 1 on December 31, 2010. Accounts receivable were $68.6 million as of December 31, 2011, compared to $48.5 million as of December 31, 2010. The increase in accounts receivable was mainly due to the block sales of marine catch trading materials of $47.2 million in the fourth quarter of 2011, which were collected during the first quarter of 2012. The accounts receivable days sales outstanding was approximately 81 days. Shareholders’ equity increased 13.7% to $130.1 million on December 31, 2011.

Construction Update – Cold Storage Facility

China Marine anticipates completing the construction of its new cold storage facility very shortly and expects the facility to be operational in the first half of 2012. A small delay was experienced due to adverse weather conditions and the shortage of labor during the Chinese Lunar New Year period. Upon completion, China Marine’s in-house storage capacity will increase from approximately 2,000 tons to 22,000 tons. The Company may utilize certain cold storage spaces for its own storage needs, which will not only help to reduce storage costs but also improve margins in the seafood segments as a result of bulk purchases at favorable prices. The project is expected to contribute approximately $8.0 million in revenues and $4.0 million in net income yearly once fully operational. Through December 31, 2011, $22.9 million of the $24.2 million total projected construction costs related to this facility have been expensed.

Fourth quarter 2011 Conference Call

Mr. Pengfei Liu, CEO, and Mr. Marco Ku, CFO, will host the conference call. To attend the call, please use the dial in information below. When prompted, ask for the "China Marine".

Conference Call

Date:	Wednesday, March 28, 2012
Time:	9:00 am Eastern Time US
Conference Line Dial-In (U.S.):	+1-877-317-6776
International Dial-In:	+1-412-317-6776
Conference ID:	"China Marine"
Webcast:	http://webcast.mz-ir.com/publico.aspx?codplataforma=3666

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Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available approximately one hour after the end of the conference call until 9:00 am ET on April 5, 2012. To listen, call +1-877-344-7529 within the United States or +1-412-317-0088 when calling internationally. Please use the replay pin number 10011678.

This call is being webcast and can be accessed by clicking on this link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3666 where the webcast can be accessed through March 28, 2013.

About China Marine

China Marine Food Group Ltd. is a food and beverage manufacturer of Mingxiang® seafood-based snack foods and "Hi-Power" marine algae-based health drinks, and a wholesaler of frozen marine catch in five provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its Mingxiang® brand as a category leader in 3,200 retail food sales points and 15,000 beverage sales points in China. The Company has received "The Famous Brand" and "Green Food" awards. Located in Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of China Marine Food Group Limited and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. China Marine Food Group Limited is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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About Adjusted Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income, and non-GAAP adjusted diluted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results", meaning operating performance excluding non-cash amortization charges for intangibles. China Marine believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

- Financial Statements Follow -

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CHINA MARINE FOOD GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$586,914	$15,556,772
Accounts receivable, net	68,643,678	48,530,539
Inventories	8,886,234	9,992,870
Prepaid expenses and other current assets	849,419	105,640

Total current assets	78,966,245	74,185,821

Property, plant and equipment, net	11,199,244	8,801,267
Land use rights, net	3,023,569	2,991,459
Construction in progress	22,923,143	13,409,068
Intangible assets, net	20,225,220	21,926,593
Goodwill	2,553,757	2,460,971
TOTAL ASSETS	$138,891,178	$123,775,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$2,550,257	$-
Accounts payable, trade	2,583,549	3,764,722
Amount due to a shareholder	50,361	261,789
Income tax payable	174,525	537,751
Accrued liabilities and other payables	3,424,288	4,858,694

Total current liabilities	8,782,980	9,422,956

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2011 and 2010	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 29,697,976 and 28,977,976 shares issued and outstanding as of December 31, 2011 and 2010	29,698	28,978
Additional paid-in capital	50,074,952	47,377,872
Statutory reserve	9,696,177	9,263,241
Accumulated other comprehensive income	11,897,382	7,402,582
Retained earnings	58,053,435	49,922,756
Total China Marine Food Group Limited shareholders’ equity	129,751,644	113,995,429
Non-controlling interests	356,554	356,794
Total shareholders’ equity	130,108,198	114,352,223
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,891,178	$123,775,179

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CHINA MARINE FOOD GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Year Ended December 31,
	2011	2010
REVENUE, NET
Processed seafood products	$58,967,200	$70,466,645
Marine catch	55,304,114	26,194,480
Algae-based beverage products	29,676,358	26,018,510
	143,947,672	122,679,635

COST OF REVENUE (inclusive of depreciation and amortization)
Processed seafood products	(41,411,881)	(46,140,571)
Marine catch	(53,057,915)	(23,730,303)
Algae-based beverage products	(17,753,909)	(15,348,486)
	(112,223,705)	(85,219,360)

GROSS PROFIT	31,723,967	37,460,275

OPERATING EXPENSES:
Depreciation and amortization	(2,714,603)	(2,522,058)
Sales and marketing	(14,045,894)	(6,359,641)
General and administrative	(2,576,019)	(3,230,177)
Stock-based compensation	(2,034,197)	-
TOTAL OPERATING EXPENSES	(21,370,713)	(12,111,876)

INCOME FROM OPERATIONS	10,353,254	25,348,399

OTHER INCOME (EXPENSES):
Subsidy income	14,719	82,168
Rental income	101,326	92,199
Interest income	154,515	111,955
Interest expense	(11,483)	(40,032)
INCOME BEFORE INCOME TAXES	10,612,331	25,594,689
INCOME TAX EXPENSE	(2,048,956)	(4,455,167)

NET INCOME	8,563,375	21,139,522

Less: net loss (income) attributable to non-controlling interests	240	(570)

NET INCOME ATTRIBUTABLE TO CHINA MARINE FOOD GROUP LIMITED	$8,563,615	$21,138,952

Other comprehensive income:
- Foreign currency translation gain	4,494,800	3,826,447

COMPREHENSIVE INCOME	$13,058,415	$24,965,399
Net income per share attributable to China Marine Food Group Limited
- Basic	$0.29	$0.75
- Diluted	$0.29	$0.73

Weighted average shares outstanding - Basic	29,514,744	28,301,949
- Diluted	29,514,744	28,971,080

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CHINA MARINE FOOD GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

	Year Ended December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,563,375	$21,139,522
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,014,783	2,793,954
Stock issued to an executive	-	143,100
Stock issued for service	51,800	109,725
Allowance for doubtful accounts	101,071	149,229
Loss on disposal of property, plant and equipment	22,045	-
Compensatory stock awards	2,646,000	-
Changes in operating assets and liabilities:
Accounts receivable	(20,214,210)	(29,845,706)
Inventories	1,106,636	(6,115,920)
Prepaid expenses and other current assets	(743,779)	46,013
Accounts payable, trade	(1,181,173)	2,879,436
Income tax payable	(363,226)	(80,913)
Accrued liabilities and other payables	(1,434,406)	2,524,310

Net cash used in operating activities	(8,431,084)	(6,257,250)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(36,717)	(233,121)
Cash paid to construction in progress	(10,968,232)	(13,409,068)
Addition to land use right	-	(69,778)
Net cash received from acquisition of a subsidiary	-	952,170

Net cash used in investing activities	(11,004,949)	(12,759,797)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment of) Advance from amount due to a shareholder	(211,428)	192,202
Advance to a non-controlling shareholder of a subsidiary	-	(145,999)
Proceeds from the registered direct offering, net of expenses	-	28,328,466
Proceeds from exercise of warrants	-	1,913,613
Proceeds from short-term borrowings	2,550,257	-
Repayment on short-term borrowings	-	(4,139,121)
Dividends paid	-	(1,313,080)

Net cash provided by financing activities	2,338,829	24,836,081

NET CHANGE IN CASH AND CASH EQUIVALENTS	(17,097,204)	5,819,034

Effect of exchange rate changes in cash and cash equivalents	2,127,346	2,594,506

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,556,772	7,143,232

CASH AND CASH EQUIVALENTS, END OF YEAR	$586,914	$15,556,772

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$2,412,182	$4,536,080
Cash paid for interest	$11,483	$40,032

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Transfer from prepayment to land use rights	$-	$2,274,323
Transfer from construction in progress to property, plant and equipment	$1,812,921	$-

ACQUISITION OF XIANGHE
Transfer from note receivable to paid for acquisition of Xianghe	$-	$26,399,696
Consideration paid by Xianghe on behalf of Mingxiang	$-	$1,400,304

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For more information, please contact:

COMPANY

    Marco Hon Wai Ku, CFO
    Suite 815, 8th Floor
    Ocean Centre, Harbour City
    Kowloon, HONG KONG
    Tel: +852-2111-8768
    Email: marco.ku@china-marine.cn
    Web: www.china-marine.cn

INVESTOR RELATIONS

    John Mattio, SVP
    MZ North America

    1001 Avenue of the Americas
    New York, New York
    Tel: +1-212-301-7130
    Direct: +1-212-301-7131
    Email: john.mattio@mzgroup.us
    Web: www.mz-ir.com

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